                          LIST OF SUBSIDIARY COMPANIES

                                                                         PERCENTAGE   DATE ACQUIRED  DOMESTIC OR
NAME                                  BUSINESS OR TYPE OF OPERATION     OF OWNERSHIP  OR CREATED(1)    FOREIGN
- - ----------------------------------  ----------------------------------  ------------  -------------  -----------

DJ&J Software Corp.                 Reseller of computer software and          100%       1983       Domestic
                                    accessories

Eggspert Software, Ltd.             Reseller of computer software and          100%       1989       Foreign
                                    accessories in Canada

EH Direct, Inc.                     Mail order                                 100%       1993       Domestic

Elckom Corporation                  Electronic commerce                        100%       1995       Domestic

*MPI Corporation                    Mail order reseller of software,          *100%       1993       Domestic
                                    software accessories and
                                    peripherals

Egghead International Inc.          Reseller of computer software and          100%       1993       Domestic
                                    accessories and peripherals

**Egghead Europe, Inc               Reseller of computer software,           **100%       1994       Domestic
                                    accessories and peripherals

 *  100% Subsidiary of EH DIRECT, INC.

**  100% Subsidiary of EGGHEAD INTERNATIONAL, INC.

(1) Acquired* only applies to assets and liabilities of MAC's Place. All other subsidiaries were "founded" by us, including MPI Corporation.